Exhibit 10.63

On July 27, 2010 the Compensation Committee of our Board of Directors approved a short term incentive plan (the “2011 Plan”) for our 2011 fiscal year, to succeed the 2010 corporate bonus plan previously disclosed in a Current Report on Form 8-K filed by the Company on August 10, 2009.

The 2011 Plan is an integral part of compensation for our employees that are at the level of director or above, which includes our executive officers. The 2011 Plan provides that quarterly bonuses are payable, subject to the Compensation Committee’s discretion, based upon (1) achievement of certain non-GAAP revenue and non-GAAP gross margin performance targets established by the Compensation Committee, and (2) target bonus amounts for each eligible individual established by the Compensation Committee. The Compensation Committee established annual target bonus amounts, to be determined and paid on a quarterly basis, for the 2011 Plan, which include bonus amounts payable to the Company’s named executive officers (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission). The Committee established $450,000 as the annual target bonus amount for Mark Barrenechea, our Chief Executive Officer; $175,000 for James Wheat, our Chief Financial Officer; and $124,000 for Maurice Leibenstern, our Senior Vice President, General Counsel and Corporate Secretary.

Quarterly bonus amounts under the 2011 Plan will be subject to the Compensation Committee’s discretion, and will depend on the specific levels of actual non-GAAP revenue and non-GAAP gross margin attained. Such quarterly bonuses would be “earned” and payable within a range of respective percentages that includes a threshold requirement of 50% and a maximum payout cap of 150%. Failure to meet the threshold requirement would result in no quarterly bonus amount being paid.

Further, at the end of FY2011, the Compensation Committee will compare the aggregate percentage of all quarterly bonus amounts paid during the fiscal year, with the actual non-GAAP revenue and non-GAAP gross margin attained for the entire 2011 fiscal year, and determine whether a “true-up” payment is necessary to prevent the actual quarterly payouts from negatively impacting the annual payout had the plan been measured for the full year.